Exhibit 5.1

Opinion of K&L Gates LLP

August 8, 2013

MFA Financial, Inc.

350 Park Avenue, 20th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to MFA Financial, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-3 filed by the Company on August 8, 2013 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 15,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issued pursuant to the Company’s Discount Waiver, Direct Stock Purchase And Dividend Reinvestment Plan (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)          the Registration Statement;

(ii)         the Amended and Restated Articles of Incorporation of the Company, as further amended and supplemented, as certified by the Secretary of the Company (the “Charter”);

(iii)        the Amended and Restated Bylaws of the Company, as currently in effect, and as certified by the Secretary of the Company;

(iv)         the corporate actions of the Company that provide for the filing and subsequent amendment of the Registration Statement;

(v)          a specimen certificate representing the Common Stock; and

(vi)         the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Company, and certificates of public officials and of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

MFA Financial, Inc.

August 8, 2013

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Our opinions set forth herein are limited to the Maryland General Corporation Law, including the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when and if issued and delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ K&L Gates LLP